Exhibit 99.1

Victor Peng Joins Rambus Board of Directors

SAN JOSE, Calif. – February 12, 2026 – Rambus Inc. (NASDAQ: RMBS), a premier chip and silicon IP provider making data faster and safer, today announced the appointment of Victor Peng to its Board of Directors, effective Thursday, February 12, 2026.

Mr. Peng is an accomplished executive with more than 40 years of leadership experience at top semiconductor companies. Most recently, Mr. Peng served as president of Advanced Micro Devices (AMD), leading AMD’s embedded and data center GPU businesses, AI software, and the research and advanced development group. Prior to AMD, Mr. Peng served 14 years at Xilinx, holding senior level positions including president and chief executive officer, board member, chief operating officer, executive vice president, and general manager of products. Mr. Peng currently serves on the Boards of KLA Corporation and Microchip Technology Inc.

“We are delighted to welcome Victor to the Rambus Board,” said Chuck Kissner, chairman of the Rambus Board of Directors. “With comprehensive experience leading major semiconductor organizations, Victor’s breadth of technical, operational, and strategic expertise will be invaluable as we advance our market position in AI and the data center.”

“AI is redefining the fundamental requirements for hardware infrastructure, and Rambus is sitting at the center of this transition with industry-leading products and technology that enable next-level performance,” said Mr. Peng. “I am excited to join the Rambus board and work with the executive team to support the company’s long-term growth.”

Mr. Peng holds a Master of Engineering in electrical engineering from Cornell University, and a Bachelor of Science in electrical engineering from Rensselaer Polytechnic Institute.

Follow Rambus:

Company website: rambus.com

Rambus blog: rambus.com/blog

LinkedIn: www.linkedin.com/company/rambus

About Rambus Inc.

Rambus delivers industry-leading chips and silicon IP for the data center and AI infrastructure. With over three decades of advanced semiconductor experience, our products and technologies address the critical bottlenecks between memory and processing to accelerate data-intensive workloads. By enabling greater bandwidth, efficiency and security across next-generation computing platforms, we make data faster and safer. For more information, visit rambus.com.

Source: Rambus Inc.

Press Contact:

Cori Pasinetti

Rambus Corporate Communications

t: (650) 309-6226

cpasinetti@rambus.com

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